Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162310, 333-162009, 333-168188 and 333-184648 on Form S-3, and Registration Nos. 333-64495, 333-149882 and 333-125863 on Form S-8 of Altair Nanotechnologies Inc. of our report dated April 1, 2013, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sacramento, California
April 1, 2013